Compass, Inc.
Amended and Restated Cash Bonus Agreement

This Amended and Restated Cash Bonus Agreement (this “Agreement”) by and between Brad Serwin (“You”) and Compass, Inc. (the “Company”), is dated as of August 17, 2023 and is intended to entirely amend and restate that certain Cash Bonus Agreement between the parties dated December 30, 2020 (the “Old Agreement”) in its entirety.

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in that certain Offer Letter between you and the Company, dated May 11, 2020, as amended by that certain Amendment thereto, dated as of December 21, 2020 (as amended, the “Offer Letter”).

SECTION 1. EQUITY GRANT / WAIVERS.

a.Grant. In consideration of your service to the Company as General Counsel and Corporate Secretary in FY2020, the Company awarded to you under the Old Agreement a discretionary cash bonus award in the amount of $1,800,000 (one million, eight hundred thousand dollars) (the “Discretionary Bonus”) on the terms and conditions set forth in the Old Agreement, including, for the avoidance of doubt, the Company’s right to require repayment of all or a portion of the Discretionary Bonus in the event of certain reasons for termination of your service on or before March 14, 2028, as specified in the Repayment Schedule in the Old Agreement. The Discretionary Bonus was paid in a regular payroll cycle of the Company on January 15, 2021.

b.Equity Grant Waivers. In consideration of the Company entering into this Agreement You agree and hereby acknowledge that you will not be entitled to be granted the third tranche of your previously awarded four year RSU grant commitment made to you in March 2022 (the “2022 Award”, which commitment is detailed in Exhibit A hereto) and you will not be entitled to receive the second tranche of your previously awarded four year RSU grant commitment made to you in April 2023 ( the “2023 Award”, which commitment is detailed in Exhibit B hereto); provided however that you will continue to be entitled to be granted the fourth tranche of the 2022 Award and the third and fourth tranches of the 2023 Award in the ordinary course and subject to the same terms and conditions as originally applied to the 2022 Award and the 2023 Award. This Agreement is not intended to change Your eligibility to participate in the Company’s annual equity refresh program in 2024 and thereafter, provided that awards under the program remain entirely in the Company’s discretion.

SECTION 2. REPAYMENT.

a.Termination of Service. If your Service (defined as your service to the Company and/or its subsidiaries as an Employee, Consultant or Outside Director) terminates for any reason other than a termination specified in Section 2(d) below, the Discretionary Bonus shall be repayable to the Company in part in accordance with the following schedule (the “Repayment Schedule”) subject to reduction pursuant to Section 3(b) below, if applicable (any such applicable amount, the “Repayment Amount”)

Repayment Schedule

Last date of Service with Compass	Repayment Amount
On or before June 15, 2024	44.44% of Discretionary Bonus
June 15, 2024 to September 14, 2024	44.44% of Discretionary Bonus
September 15, 2024 to December 14, 2024	38.2% of Discretionary Bonus
December 15, 2024 to March 14, 2024	31.9% of Discretionary Bonus
March 15, 2025 to June 14, 2024	25.7% of Discretionary Bonus
June 15, 2025 to September 14, 2024	19.4% of Discretionary Bonus
September 15, 2025 to December 14, 2024	14.2% of Discretionary Bonus
December 15, 2025 to March 14, 2024	6.9% of Discretionary Bonus
March 15, 2026 to June 14, 2024	0.7% of Discretionary Bonus

For the avoidance of doubt, should your Service cease on or after June 15, 2026, you shall not be obligated to repay any portion of the Discretionary Bonus. For further clarity it is the intent of this Agreement to waive any repayment obligation for 55.56% of the Discretionary Bonus in consideration of the waivers and acknowledgements in Section 1(b) above.

b.Waiver of Repayment After Termination of Service. To the extent that you are obligated to repay any portion of the Discretionary Bonus pursuant to the foregoing Section 2(a) in connection with the termination of your Service, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company (or, if the Committee does not have appropriate authority at the applicable time, the Board) may take action to waive all or a portion of such repayment obligation. In no event will all or part of such repayment obligation be waived after termination of your Service unless the Committee or Board takes affirmative action pursuant to the preceding sentence or unless expressly provided in a written agreement between you and the Company.

c.Part-Time Employment and Leaves of Absence. If you commence working on a part-time basis, then the Company may adjust the Repayment Schedule set forth herein. If you go on a leave of absence, then, to the extent permitted by applicable law, the Company may adjust or suspend the Repayment Schedule set forth herein. Except as provided in the preceding sentence, Service shall be deemed to continue for any purpose under this Agreement while you are on a bona fide leave of absence approved by the Company in writing. Service shall be deemed to terminate when such leave ends, unless you immediately return to active work when such leave ends.

d.Acquisition. Notwithstanding anything to the contrary herein, in the event of an acquisition of Compass by an otherwise unaffiliated entity where your Service is terminated without Cause during the period that begins 60 days prior to the closing of such acquisition and ends 365 days after the closing of such acquisition, subject to your execution and non-revocation of an effective release of claims in favor of the Company in a form reasonably acceptable to the Company, the Repayment Schedule shall not apply in any respect and you shall be entitled to retain the full amount of the Discretionary Bonus).

SECTION 3. TAXES; TIMING OF REPAYMENT.

a.Withholding Taxes. The Company employing you at the time withheld from the Discretionary Bonus all applicable federal, State, and local income and employment withholding taxes which arose in connection therewith and which were so required to be withheld (the “Withholding Taxes”). You acknowledged and agreed in the Old Agreement that the full Discretionary Bonus was taxable at the time of payment to You.

b.Timing of Repayment; Repayment Net of Taxes. In the event that you are required to repay a Repayment Amount in accordance with Section 2(a) hereof, you shall repay the applicable Repayment Amount to the Company within thirty (30) days after your last day of Service with the Company. The Repayment Amount payable pursuant to Section 2(a) shall be reduced by any federal, state and/or local taxes withheld by the Company in respect of such Repayment Amount and any federal, state and/or local income taxes paid by you with respect to the Repayment Amount, taking into account the marginal tax rate applicable thereto (the “Applicable Income Taxes”); provided, that in the event that you receive a tax refund of any or all of the Applicable Income Taxes, you shall repay to the Company such Applicable Income Taxes within thirty (30) days of your receipt thereof. The Company agrees to reimburse you for the cost of any application to obtain a refund of Applicable Income Taxes and reasonable expenses in connection therewith, and additionally agrees to reimburse you for the cost of any audit arising in connection with the Discretionary Bonus or the Repayment Amount.

SECTION 4. MISCELLANEOUS PROVISIONS.

a.No Discretionary Bonus Rights. Nothing in this Agreement shall confer upon you the right to remain in Service in any capacity for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any subsidiary or successor in interest of the Company employing you or retaining you at such time) or you, which rights are hereby expressly reserved by each, to terminate your Service at any time and for any reason, with or without cause.

b.Notice. Any notice required by the terms of this Agreement shall be given in writing. It shall be deemed effective upon (i) personal delivery, (ii) deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid, (iii) deposit with Federal Express Corporation, with shipping charges prepaid or (iv) deposit with any internationally recognized express mail courier service, with shipping charges prepaid. Notice shall be addressed to the Company at its principal executive office and to you at the address that you most recently provided to the Company in accordance with this Section 4(b). In addition, to the extent required or permitted pursuant to rules established by the Company from time to time, notices may be delivered electronically.

c.Counsel. Fenwick & West LLP, represented the Company in connection with the negotiation and execution of the Old Agreement, and did not undertake to represent you in connection therewith or in connection with this Agreement. To the extent that you desire, you should retain counsel and/or tax advisors of your own choosing in order to represent and protect your interests.

d.Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

e.Entire Agreement. This Agreement constitutes the entire understanding between you and the Company regarding the subject matter hereof. It supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof, including any applicable provision of the Old Agreement, your Offer Letter or the First Amendment to your Offer Letter.

f.Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State.

g.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

h.Successors and Assigns. Except as otherwise expressly provided to the contrary, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and be binding upon you and your legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person has become a party to this Agreement or has agreed in writing to join herein and to be bound by the terms, conditions and restrictions hereof.

i.Service Commitment. The foregoing changes to the Old Agreement are conditioned upon You remaining in Service to the Company through at least December 31, 2024 unless You are terminated without Cause by the Company prior to that date in which case this condition is waived.

SECTION 5. EXTRAORDINARY COMPENSATION.

The Discretionary Bonus was, and this Agreement shall be an extraordinary item of compensation outside the scope of your employment contract, if any, and (a) shall not be considered a part of your normal or expected compensation for purposes of calculating severance, resignation, redundancy or end- of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and (b) shall not be taken into account in connection with any ordinary course decision about your compensation (whether cash, equity or otherwise), except as set forth in Section 1(b) hereof.

By signing below or otherwise accepting this bonus in a manner acceptable to the Company, you hereby acknowledge that (i) this Agreement supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof; and (ii) the Discretionary Bonus is subject to the terms and conditions herein, including the Repayment Schedule.

Recipient: Compass, Inc.

/s/ Brad Serwin                    /s/ Robert Reffkin

By: Brad Serwin By: Robert Reffkin, CEO